EXHIBIT 99.1

Gladstone Commercial Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2014

Please Note That the Limited Information That Follows in This Press Release is Not Adequate to Make an Informed Investment Judgment

MCLEAN, Va., Feb. 18, 2015 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (Nasdaq:GOOD), or the Company, today reported financial results for the fourth quarter and year ended December 31, 2014. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Annual Report on Form 10-K, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except share and per share data):

	As of and for the three months ended December 31, 2014	As of and for the three months ended September 30, 2014	Change	% Change
Operating Data:
Total operating revenue	$ 19,216	$ 19,014	$ 202	1.1%
Total operating expenses	(10,970)	(11,457)	487	-4.3%
Other expense	(2,082)	(7,328)	5,246	-71.6%
Net income	$ 6,164	$ 229	$ 5,935	2591.7%
Dividends attributable to preferred stock	(1,023)	(1,023)	--	0.0%
Dividends attributable to senior common stock	(197)	(137)	(60)	43.8%
Net income (loss) available (attributable) to common stockholders	$ 4,944	$ (931)	$ 5,875	-631.0%
Real estate depreciation and amortization	7,758	7,516	242	3.2%
Impairment charge	--	280	(280)	NM(1)
Funds from operations available to common stockholders	$ 12,702	$ 6,865	$ 5,837	85.0%
Acquisition related expenses	235	233	2	0.9%
Gain on debt extinguishment	(5,274)	--	(5,274)	NM(1)
Core funds from operations available to common stockholders	$ 7,663	$ 7,098	$ 565	8.0%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders - basic & diluted	$ 0.36	$ (0.05)	$ 0.41	-820.0%
FFO available to common stockholders - basic	$ 0.67	$ 0.39	$ 0.28	71.8%
FFO available to common stockholders - diluted	$ 0.65	$ 0.38	$ 0.27	71.1%
Core FFO available to common stockholders - basic	$ 0.40	$ 0.40	$ --	0.0%
Core FFO available to common stockholders - diluted	$ 0.39	$ 0.39	$ --	0.0%
Weighted average shares outstanding-basic	18,939,994	17,739,084	1,200,910	6.8%
Weighted average shares outstanding-diluted	19,557,493	18,168,757	1,388,736	7.6%
Cash dividends declared per common share	$ 0.375	$ 0.375	$ --	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 722,565	$ 700,574	$ 21,991	3.1%
Total assets	$ 787,794	$ 759,407	$ 28,387	3.7%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 541,099	$ 544,458	$ (3,359)	-0.6%
Total stockholders' equity	$ 217,672	$ 189,196	$ 28,476	15.1%
Properties owned	96	93(2)	3	3.2%
Square feet owned	10,633,474	9,771,283(2)	862,191	8.8%
Square feet leased	99.5%	99.9%	-0.4%	-0.4%

(1) NM = Not meaningful
(2) Does not include Roseville, Minnesota property that was transferred to lender via a deed in lieu of foreclosure during the quarter ended December 31, 2014.

	As of and for the year ended December 31, 2014	As of and for the year ended December 31, 2013	Change	% Change
Operating Data:
Total operating revenue	$ 73,756	$ 61,343	$ 12,413	20.2%
Total operating expenses	(57,406)	(32,823)	(24,583)	74.9%
Other expense	(22,252)	(26,993)	4,741	-17.6%
Net (loss) income	$ (5,902)	$ 1,527	$ (7,429)	-486.5%
Dividends attributable to preferred stock	(4,094)	(4,094)	--	0.0%
Dividends attributable to senior common stock	(542)	(300)	(242)	80.7%
Net loss attributable to common stockholders	$ (10,538)	$ (2,867)	$ (7,671)	267.6%
Real estate depreciation and amortization	28,864	22,827	6,037	26.4%
Gain on sale of real estate	(1,240)	--	(1,240)	NM(1)
Impairment charge	14,238	--	14,238	NM(1)
Funds from operations available to common stockholders	$ 31,324	$ 19,960	$ 11,364	56.9%
Acquisition related expenses	1,438	768	670	87.2%
Gain on debt satisfaction	(5,274)	--	(5,274)	NM(1)
Core funds from operations available to common stockholders	$ 27,488	$ 20,728	$ 6,760	32.6%

Share and Per Share Data:
Net loss attributable to common stockholders - basic and diluted	$ (0.61)	$ (0.22)	$ (0.39)	177.3%
FFO available to common stockholders - basic	$ 1.82	$ 1.52	$ 0.30	19.8%
FFO available to common stockholders - diluted	$ 1.77	$ 1.49	$ 0.28	18.8%
Core FFO available to common stockholders - basic	$ 1.59	$ 1.57	$ 0.02	1.3%
Core FFO available to common stockholders - diluted	$ 1.55	$ 1.55	$ --	0.0%
Weighted average shares outstanding-basic	17,253,503	13,164,244	4,089,259	31.1%
Weighted average shares outstanding-diluted	17,682,012	13,402,370	4,279,642	31.9%
Cash dividends declared per common share	$ 1.50	$ 1.50	$ --	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 722,565	$ 642,353	$ 80,212	12.5%
Total assets	$ 787,794	$ 690,525	$ 97,269	14.1%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 541,099	$ 485,502	$ 55,597	11.5%
Total stockholders' equity	$ 217,672	$ 183,146	$ 34,526	18.9%
Properties owned	96	87	9	10.3%
Square feet owned	10,633,474	9,256,779	1,376,695	14.9%
Square feet leased	99.5%	96.8%	2.7%	2.8%

(1) NM = Not meaningful

Highlights of 2014:

  Acquired properties: Purchased 11 fully-occupied properties, comprised of an aggregate of approximately 2.1 million square feet of rental space, for $134.5 million;
  Expanded property: Expanded 1 existing property by approximately 150,000 square feet at a total project cost of $5.6 million, and simultaneously extended the lease with the existing tenant by 10 years through 2034;
  Sold property: Sold property located in Sterling Heights, Michigan for $11.4 million, resulting in a gain of $1.2 million;
  Issued loan: Issued a $5.6 million construction mortgage loan for a build-to-suit property, where we collect current interest at a fixed interest rate of 9.0%;
  Amended Line of Credit: Extended the Line of Credit for 1 year to August 2017 and amended certain terms including reducing the applicable LIBOR margin by 25 basis points, increasing the borrowing capacity by $15.0 million to $75.0 million and increasing the total maximum commitment from $75.0 million to $100.0 million;
  Issued and assumed debt: Borrowed and assumed a total of $62.2 million in loans from 4 separate banks, which are collateralized by 8 properties at a weighted average fixed interest rate of 4.51% for periods ranging from 2 to 10 years;
  Entered into a New ATM Program: Entered into a $100.0 million at-the-market, or ATM, common stock issuance and sale program with Cantor Fitzgerald;
  Issued common stock: Issued an aggregate of 3.9 million shares of common stock through an overnight offering and our ATM Programs, resulting in aggregate net proceeds of $65.6 million;
  Extended leases: Extended the term of 5 leases that were set to expire in 2015;
  Completed deed-in-lieu transaction: Exchanged our Roseville, Minnesota property to the lender for satisfaction of $17.4 million in debt;
  Leased vacant properties: Executed a 3-year lease on our previously vacant Richmond, Virginia property and executed a 7-year lease for 38% of our Bolingbrook, Illinois property, where the original tenant's lease expired on December 31, 2014; and
  Paid Distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on our common stock, $0.4843749 per share on our Series A Preferred Stock, $0.46875 per share on our Series B Preferred Stock, $0.4453125 per share on our Series C Term Preferred Stock and $0.2625 per share on our senior common stock.

Fourth Quarter 2014 Results: Core FFO available to common shareholders for the three months ended December 31, 2014, was $7.7 million, or $0.39 a share, an 8.0% increase when compared to the three months ended September 30, 2014. Core FFO increased primarily due to the increase in operating revenues derived from the three properties acquired this quarter coupled with lower property operating expenses due to the completion of our deed-in-lieu transaction on our Roseville, Minnesota property, and a lower net base management fee, which was partially offset by a slight increase in general and administrative expenses.

2014 Results: CoreFFO available to common stockholders for the year ended December 31, 2014, was $27.5 million, or $1.55 per share, a 32.6% increase when compared to the year ended December 31, 2013. Core FFO increased primarily due to the increase in operating revenues derived from the 10 acquisitions this year coupled with increases in recovery revenue from our tenants subject to gross leases, as well as leasing our vacant property in Richmond, Virginia, partially offset by an increase in interest expense from the mortgage debt issued in 2014.

Net income (loss) available (attributable) to common stockholders for the three months and year ended December 31, 2014, was $4.9 million and ($10.5) million, or $0.36 and ($0.61) per share, respectively, compared to net loss available (attributable) to common stockholders for the three months ended September 30, 2014, and year ended December 31, 2013, of ($0.9) million and ($2.9) million, or ($0.05) and ($0.22) per share. A reconciliation of Core FFO to net income (loss) for the three months ended December 31, 2014 and September 30, 2014 and the years ended December 31, 2014 and 2013, which the Company believes is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Subsequent to the end of the quarter:

  Extended Leases: Extended the term of 2 leases that were set to expire in 2015 and 1 lease that was set to expire in 2016; and
  Declared Distributions: Declared monthly cash distributions for January, February and March 2015 totaling $0.375 per share on its common stock, $0.4843749 per share on its Series A Preferred Stock, $0.46875 per share on its Series B Preferred Stock, $0.4453125 per share on its Series C Term Preferred Stock and $0.2625 per share on its senior common stock.

Comments from the Company's President, Bob Cutlip: "Our financial results for the year reflect a substantial increase in revenues from our real estate investments made during the year. During 2014, we invested nearly $145.0 million at a weighted average cap rate of 9.0%. That included 10 acquisitions, with each of our regions contributing accretive transactions, an expansion at one of our properties resulting in a lease extension, and a straight loan for a build-to-suit with a 15 year lease. These transactions include investments in the strong markets of Phoenix, Denver, Dallas, Indianapolis, Sacramento and Columbus, Ohio. This was our 13th consecutive quarter of closing new acquisitions. We have grown our total assets by 40% in the past two years. We were able to partially fund these investments with long-term debt and continued to take advantage of the low interest rate environment. We also continue to focus on our portfolio, working with existing tenants to extend leases scheduled to expire within the next two years and to re-lease the 0.5% of our space that remains vacant. We have a robust pipeline and expect to close several additional deals during the first quarter of 2015. We are looking forward to another active year."

Conference Call: The Company will hold a conference call on Thursday, February 19, 2015, at 8:30 a.m. EST to discuss its earnings results. Please call (888) 734-0328 to enter the conference call. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through March 19, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 17267872. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company's website through April 19, 2015.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through January 2015, the Company has paid 121 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 109 consecutive monthly cash distributions on its Series A Preferred Stock, 99 consecutive monthly cash distributions on its Series B Preferred Stock, 36 consecutive monthly cash distributions on its Series C Term Preferred Stock and 58 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since its inception in 2003. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance. These items include the adjustment for property acquisitions costs, gains or losses from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company's presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, grow its portfolio, and negotiate to extend leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2014, as filed with the SEC on February 18, 2015. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893